                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              TASTY BAKING COMPANY
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                             TASTY BAKING COMPANY
                           2801 HUNTING PARK AVENUE
                       PHILADELPHIA, PENNSYLVANIA 19129

                                    ------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 25, 1997

                                    ------

TO OUR SHAREHOLDERS:

   The Annual Meeting of Shareholders of Tasty Baking Company (hereinafter called the "Company") will be held at the Germantown Cricket Club, Manheim & Morris Streets, Philadelphia, Pennsylvania, on Friday, April 25, 1997, at 11:00 A.M., for the following purposes:


       (1) to elect three directors in Class 2 to hold office until the Annual Meeting of Shareholders in 2000, and until their successors are elected and qualified;
       (2) to consider and vote upon a proposal to amend the Tasty Baking Company Management Stock Purchase Plan to extend the period during which management employees of the Company may be granted the right to purchase shares of the Company's Common Stock to December 31, 2001 and to permit the Company's Board of Directors to modify, suspend or terminate the Plan.
       (3) to approve the selection of Coopers & Lybrand L.L.P. as independent certified public accountants for the fiscal year ending December 27, 1997; and
       (4) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


   Only shareholders of record at the close of business on February 14, 1997, will be entitled to vote at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          ELIZABETH H. GEMMILL, Esq.
                                          Vice President and Secretary

Philadelphia, Pennsylvania, March 20, 1997

--------------------------------------------------------------------------------
SHAREHOLDERS ARE REQUESTED TO SIGN, MARK, DATE, AND PROMPTLY RETURN THE
ENCLOSED PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THIS ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED
STATES.
--------------------------------------------------------------------------------

                             TASTY BAKING COMPANY
                           2801 Hunting Park Avenue
                       Philadelphia, Pennsylvania 19129
                                 215-221-8500

                                    ------

                           PROXY STATEMENT FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 25, 1997

                                    ------

                                 INTRODUCTION


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tasty Baking Company (hereinafter called the "Company" or "Tasty") to be used in voting at the Annual Meeting of Shareholders to be held on Friday, April 25, 1997 at 11:00 A.M., at the Germantown Cricket Club, Manheim & Morris Streets, Philadelphia, Pennsylvania, or at any adjournment or adjournments thereof. This Proxy Statement, the Notice, the Proxy and the Company's 1996 Annual Report, including Consolidated Balance Sheets as of December 28, 1996 and December 30, 1995 and Consolidated Statements of Operations and Retained Earnings, Changes in Capital Accounts and Cash Flows for the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994, have been mailed on or before March 20, 1997 to each shareholder of record at the close of business on February 14, 1997.

   You are requested to sign, mark and complete the enclosed Proxy and return it in the addressed reply envelope which is furnished for your convenience.

   Proxies in the form enclosed, if duly signed, marked, and received in time for voting, will be voted in accordance with the directions of the shareholders. The persons designated as the proxies shall have the discretionary authority to vote cumulatively for the election of Directors and to distribute such votes among the nominees standing for election (except as otherwise instructed by a shareholder in the accompanying Proxy) to assure the election of the nominees of the Board of Directors. The giving of a Proxy does not preclude the right to vote in person should the shareholder so desire. As provided by the laws of Pennsylvania, a shareholder may revoke the Proxy by giving notice to the Secretary of the Company in writing at the address of the principal executive offices or in open meeting, but such revocation shall not affect any vote previously taken.

   The expense of soliciting Proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice, Proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by the use of the mails and through brokers and banking institutions and may also be made by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone and possibly by facsimile transmission. At the Annual Meeting, in accordance with past practice, shareholders will be requested to approve the minutes of the 1996 Annual Meeting of Shareholders. The approval requested will be for the minutes, and not the underlying actions taken by the shareholders at that meeting.

   As hereinafter used, and unless otherwise provided, the term "Executive Officers" refers to the President and Chief Executive Officer, the Vice President and Chief Financial Officer, the Vice President, Human Resources, the Vice President, Sales and Marketing, and the Vice President, Manufacturing.

                              VOTING SECURITIES

GENERAL

   Each holder of record of the Company's Common Stock at the close of business on February 14, 1997 is entitled to one vote per share on matters that come before the meeting, except that cumulative voting rights may be exercised with respect to the election of Directors as described in the following paragraph.

CUMULATIVE VOTING

   A shareholder wishing to exercise cumulative voting rights in the election of Directors may multiply the number of shares which he or she is entitled to vote by the total number of Directors to be elected (three) and may distribute the total number of such votes among one or more nominees in such proportion as he or she desires. The proxies shall have the discretionary authority to vote cumulatively and to distribute such votes among the nominees so as to assure the election of the nominees of the Board of Directors, except such nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

   At the close of business on February 14, 1997, there were outstanding 6,193,634 shares of the Company's Common Stock entitled to vote at the Annual Meeting.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES


   The following table sets forth, as of February 14, 1997, the shares of the Company's Common Stock held by shareholders of the Company who were known by the Company to own beneficially more than 5% of its outstanding Common Stock, by the Directors and by all Directors and Officers of the Company as a group:



                                   Amount and Nature of Beneficial Ownership
       Name and Address of         -----------------------------------------    Percent of
         Beneficial Owner               Direct              Indirect            Shares(1)
 --------------------------------   --------------   ----------------------    ------------
Marie B. Dillin                           --               670,799(3)(4)(6)(7)      11
 1408 S. Highland Park Drive
 Lake Wales, FL 33853

     Name of Director and/or
  Nominee and Executive Officer
 --------------------------------
Fred C. Aldridge, Jr.                 41,837(10)               --                    *
Philip J. Baur, Jr.                   79,503(10)           177,013(2)(3)(5)(6)       4
G. Fred DiBona, Jr.                    1,500(10)               --                    *
James L. Everett, III                 21,492(10)               --                    *
Nelson G. Harris                      50,244(10)            25,005(8)                1
John M. Pettine                        56,711(9)               --                    *
Judith M. von Seldeneck                2,500(10)               --                    *
Carl S. Watts                          87,826(9)               --                    1
William E. Mahoney                     23,651(9)               --                    *
W. Dan Nagle                           36,101(9)               --                    *
Paul M. Woite                           9,619(9)               --                    *
All Directors and Executive
  Officers as a Group (11
  persons)                            410,984(9)(10)       202,018(2)(3)(5)(6)(8)  10

* Representing less than 1% of the outstanding stock.

------
 (1) Based on information furnished to the Company by the respective shareholders, or contained in filings made with the Securities and Exchange Commission. For purposes of this table, if a person has or shares voting or investment power with respect to such shares, they are considered beneficially owned by that person under rules of the Securities and Exchange Commission. As a result, in some cases, the same shares are listed opposite more than one name in the table. The table also includes shares which are the subject of presently exercisable stock options granted to certain officers and directors of the Company under stock option plans or grants by the Company. Such shares are deemed outstanding for the purpose of computing the percentage ownership of such officers and directors individually and in the aggregate.

 (2) Includes (i) 12,217 shares in a trust of which Philip J. Baur, Jr. has sole voting and investment power, (ii) 10,794 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power and (iii) 10,787 shares owned by Mr. Baur's spouse. Also includes 23,726 shares held in three trusts of which Mr. Baur and CoreStates Bank N.A. are co-trustees and share investment power. Mr. Baur has sole power to vote all shares held in these three trusts.

 (3) Includes 93,395 shares held in two trusts created by Emma M. Baur, deceased. Philip J. Baur, Jr., Marie B. Dillin and CoreStates Bank, N.A. are co-trustees. Mr. Baur and Mrs. Dillin share voting and investment power.

 (4) A total of 426,004 shares are held in three trusts created under the will of Philip J. Baur, deceased, of which First Union Bank and Marie B. Dillin are co-trustees and share investment power. Marie B. Dillin has sole power to vote all the shares held in the three trusts.

 (5) Includes 21,094 shares held in a trust created through distribution of the Estate of Marguerite E. Baur, deceased. Philip J. Baur, Jr. and Edwin R. Boynton are co-trustees for the trust. Mr. Baur has sole investment and voting power over all shares held in the trust.

 (6) Includes 5,000 shares held in a trust created through distribution of the Estate of Marguerite E. Baur, deceased. Marie B. Dillin and Steven
     P. Crouse are co-trustees. Philip J. Baur, Jr. has sole investment and voting power over all shares held in the trust.

 (7) Includes 146,400 shares held in a trust created by Marie B. Dillin, of which Marie B. Dillin and Northern Trust Bank are co-trustees and share voting and investment power.

 (8) Represents 25,005 shares owned by Mr. Harris' spouse.

 (9) Includes presently exercisable options for 29,000, 74,000, 23,500, 29,250 and 7,500 shares for Messrs. Pettine, Watts, Mahoney, Nagle and Woite, respectively, granted to them under the Company's 1985 Stock Option Plan, 1991 Long Term Incentive Plan and 1994 Long Term Incentive
     Plan.

(10) Includes (i) presently exercisable replacement options for 16,037, 16,037, and 26,366 shares granted to Messrs. Aldridge, Everett and Harris respectively, under the Company's 1993 Replacement Option Plan (P & J Spin-Off) (ii) presently exercisable options granted by the Board of Directors of 1,500 shares each for Messrs. Aldridge, Baur, DiBona, Everett, and Harris and Ms. von Seldeneck.

                       DIRECTORS AND EXECUTIVE OFFICERS


   At the Annual Meeting, three persons will be elected to the Board of Directors as Class 2 Directors to serve for three years and until the Annual Meeting in 2000. The Company's Charter and By-Laws, as amended by the Shareholders at the Special Meeting held on December 20, 1985 and as further amended by the Shareholders at the Annual Meetings held on April 21, 1989, April 29, 1992 and June 2, 1995, provide for three classes of directors with staggered terms of three years each. At present, Class 3 Directors will hold office until the Annual Meeting of Shareholders in 1998 and Class 1 directors will hold office until the Annual Meeting of Shareholders in 1999 with the members of each class to continue to hold office thereafter until their successors are elected and qualified.

   Listed below are the nominees for the Board of Directors, as well as the remaining Directors and Executive Officers of the Company. Messrs. Everett, Harris and Watts are incumbent Directors. Any Proxy not specifically marked will be voted by the named proxies for the election of the nominees named below, except as otherwise instructed by the shareholders, provided that, as set forth above, the proxies have discretionary authority to cumulate their votes. It is not contemplated that any of the nominees will be unable or unwilling to serve as a Director, but, if that should occur, the Board of Directors reserves the right to nominate another person.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING
NOMINEES:

   NOMINEES FOR DIRECTORS -- CLASS 2 (TERM EXPIRES AT ANNUAL MEETING IN 2000):

   James L. Everett, III (age 70) -- On August 1, 1988, Mr. Everett retired as Chairman of the Board and Chief Executive Officer of PECO Energy Company, a position he had held since June, 1982. He has served as a Director of the Company since 1970.

   Nelson G. Harris (age 70) -- Mr. Harris was elected a Director of Tasty Baking Company in April, 1979, President of the Company in September, 1979, Chief Executive Officer in April, 1981 and Chairman and Chief Executive Officer in February, 1991 in which capacity he served until his retirement on May 1, 1992. Mr. Harris presently serves as Chairman of the Executive Committee of the Board of Directors. He is a Director of American Water Works Company, Inc. and PECO Energy Company.

   Carl S. Watts (age 53) -- Mr. Watts was elected a Director in April, 1992. Mr. Watts was elected President and Chief Executive Officer, effective May 1, 1992 and was elected President of the Company in February 1991. He joined the Company in 1967 and has held a variety of positions in the Sales and Marketing Department. He became Vice President of Sales and Marketing in September, 1985 and President of the Tastykake Division in November, 1989.

   DIRECTORS -- CLASS 3 (TERM EXPIRES AT ANNUAL MEETING IN 1998):

   Philip J. Baur, Jr. (age 66) -- On December 31, 1987, Mr. Baur retired as President of Tastykake, Inc. a position he had held for more than fourteen years. Mr. Baur has been a Director of the Company since 1954 and Chairman of the Board since 1981. He is a Director of PrimeSource Corporation. Mr. Baur may be deemed a "control person" of the Company.

   Judith M. Von Seldeneck (age 56) -- Mrs. von Seldeneck was elected a Director in July, 1991. She is the Chief Executive Officer of Diversified Search Companies, a general executive search firm. Mrs. von Seldeneck is also a Director of CoreStates Financial Corp. Keystone Insurance Company and Triple A MidAtlantic.

   DIRECTORS -- CLASS 1 (TERM EXPIRES AT ANNUAL MEETING IN 1999):

   Fred C. Aldridge, Jr. (age 63) -- Mr. Aldridge was elected a Director in April, 1981. He is a senior partner at the Philadelphia law firm of Stradley, Ronon, Stevens & Young, LLP, counsel to the Company, President of The Grace
S. and W. Linton Nelson Foundation, a charitable foundation, and President of Preston Drainage Company, a Pennsylvania public utility company. He is a Director of PrimeSource Corporation.

   G. Fred DiBona, Jr. (age 46) -- Mr. DiBona has been President and Chief Executive Officer of Independence Blue Cross since 1990. He is also a director of Philadelphia Suburban Corporation, Pennsylvania Savings Bank and Magellan Health Services, Inc. and Chairman of the Blue Cross and Blue Shield Association.

   John M. Pettine (age 54) -- Mr. Pettine was elected a Director in April, 1992. Mr. Pettine was elected Vice President and Chief Financial Officer of the Company in April 1991. He had served as Vice-President, Finance since December, 1983. He is a Director of PrimeSource Corporation.

   During the fiscal year ended December 28, 1996, six scheduled meetings of the Board of Directors were held. In addition, an aggregate of eight meetings of the committees of the Board of Directors were held in that period. Attendance at the Board of Directors meetings and committee meetings averaged 100% among all directors during 1996. Each director attended 100% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served.

   During the Company's last fiscal year, the Company paid Mr. Aldridge $75,000 in consideration for legal services rendered to the Company. Stradley, Ronon, Stevens & Young, LLP was separately compensated for its legal services to the Company.

   During fiscal year 1996 non-officer directors of the Company were each paid an annual retainer fee of $12,000 and a fee of $800 for each meeting of the Board of Directors or committee of the Board of Directors attended. Committee Chairmen received $1,000 for attendance at committee meetings. Non-officer directors who have ceased to be directors and who have reached age 65 with five or more years of service on the Board of Directors are entitled to receive an annual retirement benefit equal to the greater of $16,000 or the amount of the annual retainer fee in effect on the date the director ceases to be a director. This benefit will be paid monthly to the retired director until the earlier of the death of the retired director or for the number of years of credited service of such director as a member of the Board of Directors of the Company.

   The Company has entered into a Trust Agreement with CoreStates Bank, N.A., formerly Meridian Trust Company, for the benefit of directors. Under this Trust Agreement the Company is obligated to deposit sufficient funds with the Trustee to enable it to purchase annuity contracts to fund the retirement benefits in the event of a change in control of the Company.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

   On April 22, 1988 the Company adopted the Tasty Baking Company 1988 Director Option Plan, which was most recently revised on March 16, 1989. There are no options granted under this Plan which are outstanding. After consultation with an independent compensation consultant, management recommended to the Board of Directors that the 1988 Director Option Plan be terminated and that each non-employee member of the Board be granted options to purchase the common stock of the Company to encourage equity ownership in the Company by outside non-employee Directors. At its meeting on December 20, 1996 the Board considered the recommendations of management, terminated the Tasty Baking Company 1988 Director Option Plan, and determined that it is in the best interest of the Company and its shareholders to provide the non-employee members of the Board with stock-based incentive compensation to enable the Company to continue to attract and retain qualified directors and to align further the interests of directors with those of shareholders. At that meeting the Board granted to each non-employee director of the Company options to purchase 7,500 shares of the Company's Common Stock, par value $0.50 per share, at an option exercise price determined at the closing price of the Common Stock on the New York Stock Exchange as of the date of the grant, December 20, 1996. The closing price of the Common Stock on December 20, 1996 was $14.50. The options are exercisable in five equal installments beginning on the date of grant until fully exercisable after four years.


                     COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors of the Company has a standing Audit Committee. The Committee is charged with the responsibility of reviewing reports from the Company's independent certified public accountants, keeping the Board informed with respect to the Company's accounting policies and the adequacy of internal controls, making recommendations regarding the selection of the Company's independent certified public accountants and reviewing the scope of their audit. James L. Everett, III is the Chairman of the Audit Committee and Messrs. Fred C. Aldridge, Jr. and G. Fred DiBona, Jr. are members of the Committee. During the fiscal year ended December 28, 1996, there were two meetings of the Audit Committee.

   The Board of Directors has a standing Compensation Committee, the function of which is to review and make recommendations with respect to compensation of the President and Chief Executive Officer and the other key executive officers of the Company, including salary, bonus and benefits under the various compensation plans maintained by the Company. Judith M. von Seldeneck is Chairman of the Compensation Committee and G. Fred DiBona, Jr., and Nelson G. Harris are members of the Committee. During the fiscal year ended December 28, 1996, there was two meetings of the Compensation Committee.

   The Board of Directors has a standing Long Term Incentive Plan Committee. The Long Term Incentive Plan Committee administers the Company's 1985 Stock Option Plan, 1991 Long Term Incentive Plan and 1994 Long Term Incentive Plan ("Plans") and may grant options to certain executives under these Plans. Judith M. Von Seldeneck is the Chairman of the Long Term Incentive Plan Committee and G. Fred DiBona, Jr. is a member of the Committee. During the fiscal year ended December 28, 1996, there was one meeting of the Long Term Incentive Plan Committee.

   The Board of Directors has a standing Executive Committee. The Executive Committee may exercise all of the powers and authority of the Board of Directors in the management and conduct of the business of the Company, subject to subsequent ratification and approval of the Board of Directors, and periodically reviews the Company's employee benefit retirement plans and reports and makes recommendations to the Board of Directors on the administration and performance of these plans. Nelson G. Harris is the Chairman of the Executive Committee and Carl S. Watts, Fred C. Aldridge, Jr. and James L. Everett, III are members of the Committee. During the fiscal year ended December 28, 1996, there were two meetings of the Executive Committee.

   The Board of Directors has a standing Nominating Committee charged with the responsibility of making their recommendations annually to the Board with respect to those persons for whose election as Directors by the shareholders proxies shall be solicited by the Board of Directors and the filling of any vacancy among the shareholder-elected Directors. The Nominating Committee will consider shareholder recommendations of nominees for election to the Board if the recommendations are accompanied by comprehensive written information relating to the recommended individual's business experience and background and by a consent executed by the recommended individual stating that he or she desires to be considered as a nominee, and, if nominated or elected, that he or she will serve as a Director. Recommendations should be sent to the Secretary of the Company by December 1, 1997 for nominations to be considered at the 1997 Annual Meeting to be held in April 1998. Philip J. Baur, Jr. is the Chairman of the Nominating Committee and Carl S. Watts and Nelson G. Harris are members of the Committee. The Committee met on January 24, 1997, to consider and recommend the candidates to be nominated for election at this meeting.

   EXECUTIVE OFFICERS (Not Also Directors):

   William E. Mahoney (age 57) -- Mr. Mahoney was elected Vice President, Human Resources, in December, 1984. He joined the Company in 1972 and served as Director of Industrial Relations and Personnel from 1982 to 1984.

   W. Dan Nagle (age 50) -- Mr. Nagle was elected Vice President, Sales and Marketing in November 1989. He joined the Company in 1984 as Director of Marketing and became Director of National Sales in 1986.

   Paul M. Woite (age 57) -- Mr. Woite was elected Vice President, Manufacturing, on April 21, 1995. Mr. Woite was Manager, Maintenance Operations from May 1989 to October 1993 and Director, Engineering & Maintenance from October 1993 to April 1995. He joined the Company in 1963.

   Section 16(a) Beneficial Ownership Reporting Compliance

   The initial report of beneficial ownership on Form 3 for G. Fred DiBona, Jr. was filed late.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three fiscal years ended December 28, 1996.

                        SUMMARY COMPENSATION TABLE (1)

                                                         Long-term
                                                       Compensation
Name                    Annual Compensation                (2)
and                ---------------------------------   --------------     All Other
Principal                                                  Stock         Compensation
Position            Year      Salary        Bonus         Options            (3)
 ---------------   ------   ----------    ----------   --------------   --------------
C. S. Watts         1996     $298,500     $150,000        35,000            $5,574
President &         1995      290,000      121,500        35,000             5,424
CEO                 1994      260,000      135,000        35,000             3,273

J. M. Pettine       1996      158,000       77,000         7,500               541
Vice Pres. &        1995      154,000       59,400         7,500               541
CFO                 1994      148,000       66,000         7,500               520

W. D. Nagle         1996      146,000       70,000         7,500             2,987
Vice Pres.,         1995      142,000       54,000         7,500             2,914
Sales & Mktg.       1994      133,000       60,000         7,500               819

W. E. Mahoney       1996      139,000       76,000         7,500             2,869
Vice Pres.,         1995      134,500       58,500         7,500             2,782
Human Res.          1994      128,500       55,000         7,500             3,586

P. M. Woite         1996      130,000       52,000         7,500               541
Vice Pres.,         1995      115,000       34,200        15,000               541
Manufacturing       1994       91,000       23,500             0               450


------
(1) This table does not include columns for Other Annual Compensation, Restricted Stock Awards, and Long- Term Incentive Plan Payouts. The Company had no amounts to report in the columns for Restricted Stock Awards and Long-Term Incentive Plan Payouts. The amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites which are not reportable since they did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for each named executive officer.
(2) See description on page 8. In addition, at year-end, P. M. Woite held
    1,126 shares of restricted stock which had a market value of $16,046. Restrictions will lapse by October 19, 2000. Mr. Woite receives dividends on these shares.
(3) Includes contributions made for all executive officers under the Company's Thrift Plan and term life insurance premiums paid on behalf of each executive. In 1996 Messrs. Watts, Pettine, Nagle, Mahoney and Woite each received contributions of $450 under the Thrift Plan and imputed values of $5,124, $91, $2,537, $2,419 and $91, respectively, for term life insurance premiums.

                      OPTION GRANTS IN LAST FISCAL YEAR

   The following table provides information on fiscal year 1996 grants of options to the named executives to purchase shares of the Company's common stock.

                                         Individual Grants
--------------------------------------------------------------------------------------------------
                                   % of Total
                                     Options
                                   Granted to         Exercise                      Grant Date
                     Options      Employees in        Or Base       Expiration     Present Value
Name               Granted (1)   Fiscal year (2)    Price/Share        Date              (3)
 ---------------   -----------   ---------------    -------------   ------------   ---------------
C. S. Watts          35,000           40.00%           $14.50       12/18/2006         $88,550
J. M. Pettine         7,500            8.57             14.50       12/18/2006          18,975
W. D. Nagle           7,500            8.57             14.50       12/18/2006          18,975
W. E. Mahoney         7,500            8.57             14.50       12/18/2006          18,975
P. M. Woite           7,500            8.57             14.50       12/18/2006          18,975

------
(1) One-fifth of the options become exercisable on grant and one-fifth on each anniversary of grant until fully exercisable after four years from grant.
(2) The Company granted options representing 87,500 shares to key executives in fiscal 1996.
(3) The Company used the Black-Scholes model of option valuation. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculations are based on a five year option term for the grants. Other assumptions used for the valuations are: risk-free interest rate of 6.17%; annual dividend yield of 4.17% and volatility of 19.51%.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

   The following table provides information on option exercises in fiscal year 1996 by the named executive officers and the value of such officers' unexercised options at December 28, 1996.

                                                         Number of Unexercised                Value of Unexercised in-the-Money
                   Shares                             Options at Fiscal Year-End                 Options at Fiscal Year-End(1)
                  Acquired        Value       --------------------------------------------  ----------------------------------------
                 On Exercise     Realized      Total      Exercisable      Unexercisable      Total      Exercisable   Unexercisable
                 -----------     --------      -----      -----------      -------------      -----      -----------   -------------
C. W. Watts         None            $0        143,000        74,000           69,000         $93,375       $54,500      $38,875
J. M. Pettine       None             0         45,500        29,000           16,500          27,438        18,250        9,188
W. D. Nagle         None             0         44,750        29,250           15,500          27,063        18,375        8,688
W. E. Mahoney       None             0         39,000        23,500           15,500          24,188        15,500        8,688
P. M. Woite         None             0         22,500         7,500           15,000          13,125         5,250        7,875

------
(1) These columns represent the difference on December 28, 1996 between the market price of the Company stock and the option exercise price.

                                 PENSION PLAN

   The following table shows the approximate annual retirement benefits which will be payable in total under the Company's Pension Plan and Supplemental Executive Retirement Plan at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.

             Final
            Average                           Years of Service
         Remuneration                         15 or more years
         ------------                        ----------------
           $125,000                               $ 56,250
            150,000                                 67,500
            175,000                                 78,750
            200,000                                 90,000
            225,000                                101,250
            250,000                                112,500
            300,000                                135,000
            350,000                                157,500

   The Company has a defined benefit, non-contributory pension plan which covers substantially all employees, including the Executive Officers named above. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered by the plan includes salaries and bonuses paid to plan participants as reflected in the Summary Compensation Table (see page 7). Benefits under the plan are calculated as a percentage of average remuneration over the last five years of employment, which percentage depends on the employee's total number of years of service. Benefits under the pension plan are subject to reduction for Social Security and are presently restricted under Federal tax law to a maximum of $150,000 per year. Messrs. Watts, Pettine, Nagle, Mahoney and Woite have 29-3/4, 24-1/4, 12-3/4, 24-1/2 and 33-1/2 years, respectively, of credited service under the plan.

   The Supplemental Executive Retirement Plan ("SERP") was adopted by the Board of Directors effective February 18, 1983 in order to encourage key executives to continue in the service of the Company. The SERP is designed to provide to key executives upon their retirement a supplemental retirement benefit monthly equal to the difference between (i) 45% of the average 60 highest calendar months compensation paid by the Company or subsidiary, as the case may be, during the 120 calendar months immediately preceding the executive's separation from service, and (ii) the sum of the executive's primary monthly Social Security Benefits, monthly payments which the executive would be eligible to receive under the Tasty Baking Company Pension Plan on a single life annuity basis, and any other monthly retirement benefits for which the executive is eligible. The SERP was amended by the Board of Directors on May 15, 1987 to provide for benefits to the surviving spouse of a deceased executive in the same percentage or proportion, if any, as the surviving spouse would be entitled to receive under the Tasty Baking Company Pension Plan.

   The Company has also entered into a Trust Agreement with CoreStates Bank, N.A., formally Meridian Trust Company, for the benefit of the participants in the SERP. Under this Trust Agreement the Company is obligated to deposit sufficient funds with the trustee to enable it to purchase annuity contracts to fund the SERP in the event of a change in control of the Company.

TERMINATION ARRANGEMENTS

   In 1988, certain key executives entered into Employment Agreements with the Company which contained termination arrangements. Pursuant to those arrangements, Messrs. Watts, Pettine, Nagle, and Mahoney will receive annually for three years a minimum of $310,000, $163,500, $151,000, and $144,000, respectively, upon termination of their employment under the following circumstances: (a) termination by the Company except for cause or upon death, retirement or three years prior notice, (b) termination by the executive because his authority or duties are changed so as to be inconsistent with his training and experience or (c) termination by the executive because of a breach of his Employment Agreement by the Company. This payment would be in addition to any other damages which the executive may suffer as a result of such termination.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

   The purpose of the Company's executive compensation program is to attract, retain and motivate qualified executives to manage the business of the Company so as to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a bonus which may be awarded under the Company's Management Incentive Plan and awards of Company stock or stock options under the Company's 1985 Stock Option Plan, 1991 Long Term Incentive Plan, and 1994 Long Term Incentive Plan. The Company's Compensation Committee (the "Committee") (see p. 6) annually considers and makes recommendations to the Board of Directors as to executive compensation including changes in base salary and bonuses.

   Consistent with the above-noted purpose of the executive compensation program, it is the policy of the Committee, in recommending the aggregate annual compensation of executive officers of the Company, to consider the overall performance of the Company, the performance of the division of the Company for which the executive has responsibility and the individual contribution and performance of the executive. The performance of the Company and of the function for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders' total return (see p. 12) is important and is considered by the Committee, it is subject to the vagaries of the public market place and the Company's compensation program focuses on the Company's strategic plans, corporate performance measures, and specific corporate goals which should lead to a favorable stock price. The corporate performance measures which the Committee considers include sales, earnings, return on equity and comparisons of sales and earnings with prior years, with budgets, with the Company's competitors and peer group.

   The Compensation Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive's aggregate compensation. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living as well as the recommendations of management. The Committee then exercises business judgment based on all of these criteria and the purposes of the executive compensation program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   Mr. Watts, President and Chief Executive Officer of the Company, joined the Company in 1967 and held a variety of positions in the Sales and Marketing Department until he became President in February 1991 and Chief Executive Officer on May 1, 1992. For fiscal year 1996, Mr. Watts had a base salary of $298,500. He was awarded 35,000 stock options valued at $88,550 (see page 8) under the 1994 Long Term Incentive Plan by the Plan Committee. The Compensation Committee determined that Mr. Watts should be awarded a bonus of $150,000 for 1996 under the Management Incentive Plan and that his base salary for 1997 should be increased from $298,500 to $310,000.

   In reviewing Mr. Watts' compensation for 1996 and determining its recommendation of Mr. Watts' bonus compensation for 1996 and base salary adjustment for 1997, the Committee considered shareholder total return in 1996, the execution of the Company's strategic plan, specific corporate performance measures and Mr. Watts' performance in connection with those measures and against specific goals and criteria the Committee had established to measure his performance in 1996 as the Company's Chief Executive Officer.

   The Committee noted that shareholder returns for 1996 were 22%, Company sales increased during 1996 and net income for 1996 was exceptionally strong. Net sales for 1996 were $146,718,000 which represents a 3.4% increase over the net sales for 1995. The Company's net income of $6,305,000 or $1.02 per share represents improvements of 26% and 24%, respectively, over 1995 operating results.

   The Committee reviewed each of the specific goals and criteria which had been established for Mr. Watts and concluded that he had performed well in each area and had met established goals.

   The Committee's conclusion was that Mr. Watts had done an outstanding job as Chief Executive Officer of Tasty Baking Company in 1996 despite significant challenges on many fronts and that, taking into consideration all of the circumstances referred to in this Report and the award of stock options by the Long Term Incentive Plan Committee, it was appropriate to award Mr. Watts the bonus compensation referred to above and that his base salary for 1997 also be adjusted as noted.

   The Committee's recommendations were made to the Board of Directors and, after due consideration, were approved as presented.


                                            The Compensation Committee


                                            Judith M. von Seldeneck, Chairman
                                            G. Fred DiBona, Jr.
                                            Nelson G. Harris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mr. Harris who served as a member of the Compensation Committee of the Board of Directors in 1996 was formerly an Executive Officer of the Company until his retirement on May 1, 1992.

                              PERFORMANCE GRAPH

   The following line graph compares the five year cumulative total shareholder return on the Company's Common Stock with (i) the Wilshire 5000 and (ii) a peer group consisting of four snack food companies which include Flowers Industries, Interstate Bakeries, Lance, Inc. and J&J Snack Foods Corp. The returns of each peer group company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

240----------------------------------------------------------------------------

   -

220-

   -                                                                      $

200-                                                                      @

   -

180-

   -

160-                                                       @              #

   -

140-                                          #

   -                                                         #
                                  #
120-                             @$

   -              @$#                           @            $
                                               $
100-$@#

   -

 80----------------------------------------------------------------------------
   Dec.-91       Dec-92       Dec.-93       Dec.-94       Dec.-95       Dec.-96

--------------------------------------------------------------------------------
                  # = TBC       $ = Peers     @ = Wilshire 5000
--------------------------------------------------------------------------------
                   Dec.-91   Dec.-92   Dec.-93   Dec.-94   Dec.-95   Dec.-96
                  --------   -------   -------   -------   -------   -------
TBC                 100        109       132       145       139       165
Peers               100        121       125       110       119       214
Wilshire 5000       100        109       121       121       165       201

Assumes $100 invested on December 31, 1991 in Tasty Baking Company Common Stock, the Wilshire 5000 Index and Peer Group Common Stock. Total shareholder returns assume reinvestment of dividends, including in 1993 the treatment of the Phillips & Jacobs Spin-Off as a cash dividend of $8.66 per share (based on the market value of the Phillips & Jacobs stock at the time of the dividend adjusted for the dividend ratio). The stock price performance shown above is not necessarily indicative of future price performance.

                        MANAGEMENT STOCK PURCHASE PLAN

   The Company has a Management Stock Purchase Plan pursuant to which management employees of the Company and its subsidiaries may be granted the right to purchase shares of Common Stock of the Company at 50% of the fair market value of the stock at the date of the grant of the right to purchase. The number of shares of the Company's Common Stock which may be sold under the Plan may not exceed 745,254 (of which 187,540 remain available for sale) shares subject to the adjustments as described in the Plan. The purpose of the Plan is to strengthen the Company's ability to attract, employ and retain executives and management employees of outstanding abilities and to provide an incentive for continued employment. Shares may be sold under the Plan to management and supervisory employees of the Company or of any of the Company's subsidiaries. However, executives who are eligible for grants of options under the Company's stock option plans are not eligible for awards under the Management Stock Purchase Plan. The plan presently provides that during the first three years after the date of purchase, the shares purchased by the participating employee may not be sold or otherwise disposed of except to the Company, which has the right to repurchase them at the original price paid by the employee. Thereafter, these restrictions lapse over a period of years as set forth under the Plan. Approximately 73 persons are currently participating and eligible to participate in the Plan.

   The difference between the fair market value of the stock at the date of grant and the purchase price represents compensation. The compensation is deferred and amortized over a ten year period or the period the management employees perform services, whichever is less. Amortization charged to income amounted to $60,986, $51,444, and $38,755 in 1994, 1995 and 1996, respectively.

   The Board of Directors of the Company may terminate, modify or suspend the Plan, provided no modification shall, without shareholder approval, increase the maximum number of shares which may be sold under the Plan, permit sale of shares unless full payment is made at the time of purchase, decrease the minimum price at which shares are to be sold, extend the period during which shares may be sold or modify the provisions of the Plan with respect to restrictions against disposition or pledge or the obligation to resell shares to the Company.

   The Board of Directors has approved amendments to the provisions of the Plan, which are being submitted for consideration by the shareholders at this Annual Meeting. These amendments would extend the time in which management employees of the Company may be granted the right to purchase shares of the Company's Common Stock under the Plan from December 31, 1996 to December 31, 2001 and would allow the Board of Directors to modify, suspend or terminate the Plan without seeking shareholder approval. This amendment will allow the Board of Directors without direct shareholder approval, to increase the maximum number of shares which may be sold under the Plan, permit sale of shares unless full payment is made at the time of purchase, decrease the minimum price at which shares are to be sold, extend the period during which shares may be sold or modify the provisions of the Plan with respect to restrictions against disposition or pledge or the obligation to resell shares to the Company. It is the intention of the Board of Directors to continue the Plan for its original purposes as stated above.

   Accordingly, the Board of Directors recommends that the following resolutions be adopted by the shareholders:

  RESOLVED, that the last sentence of Paragraph 1 of the Tasty Baking Company Management Stock Purchase Plan be amended in its entirety to provide as follows:

  Accordingly, the Company may, from time to time, on or before December 31, 2001, sell to such Employees as may be selected in the manner hereinafter provided, shares of the Common Stock of the Company on terms and conditions hereinafter established; and

  FURTHER RESOLVED, that the date in the fourth paragraph of Paragraph 3 of the Tasty Baking Company Management Stock Purchase Plan be amended to read "December 31, 2001"; and

  FURTHER RESOLVED that the Paragraph 9 of the Tasty Baking Company Management Stock Purchase Plan be amended in its entirety to provide as follows:

  The Board of Directors of the Company may at any time terminate or from time to time modify or suspend this Plan in any fashion, provided however, that no such amendment or modification may permit participation in the Plan by Employees who are also officers or directors of the Company without the approval of the Shareholders of the Company.

   The foregoing amendment to the Plan requires the approval of a majority of the votes cast by all shareholders, present in person or by proxy, and voting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE MANAGEMENT STOCK PURCHASE PLAN.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Shareholders will be asked to approve the selection by the Company of Coopers & Lybrand L.L.P. as independent certified public accountants for the fiscal year ending December 27, 1997. Coopers & Lybrand L.L.P. is the Company's present independent certified public accountant. Representatives of the firm will be present at the meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders concerning the accounts of the Company.

   Although the submission to shareholders of the appointment of Coopers & Lybrand L.L.P. is not required by law or the Company's By-Laws, the Board is submitting this question to shareholders. If the shareholders do not ratify the appointment, the Board will not be bound to seek other independent auditors for 1997, but the selection of other independent auditors will be considered in future years.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF COOPERS & LYBRAND L.L.P.

                                OTHER BUSINESS

   The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters.

                    PROPOSALS FOR THE 1997 ANNUAL MEETING

   Any proposal which a shareholder of the Company intends to present at the 1998 Annual Meeting must be received by the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129, not later than December 1, 1997 for inclusion in the Company's proxy statement and proxy relating to the 1998 Annual Meeting.

                    ANNUAL REPORT ON FORM 10-K FILED WITH
                      SECURITIES AND EXCHANGE COMMISSION

   A copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 28, 1996 may be obtained, without charge, by any shareholder, upon written request directed to Elizabeth H. Gemmill, Vice President and Secretary, Tasty Baking Company, 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.
                                            By Order of the Board of Directors

                                            Elizabeth H. Gemmill
                                            Vice President and Secretary

                              TASTY BAKING COMPANY
          This Proxy is Solicited on Behalf of the Board of Directors
   Proxy for the Annual Meeting of Shareholders, April 25, 1997 at 11:00 A.M.


     The undersigned hereby constitutes and appoints Philip J. Baur, Jr. and Carl S. Watts, or any one of them, (with full power to act alone), with full power of substitution, to vote all of the common stock of Tasty Baking Company which the undersigned has the full power to vote at the Annual Meeting of Shareholders of Tasty Baking Company to be held at the Germantown Cricket Club, Manheim & Morris Streets, Philadelphia, Pennsylvania, and at any adjournments thereof, in the transaction of any business which may come before said meeting, with all the powers the undersigned would possess if personally present and particularly to vote each matter set forth, all as in accordance with the Notice of Annual Meeting and Proxy Statement furnished with this Proxy.

                           (Continued on other side)

A /X/ Please mark your
      votes as in this
      example.

                           FOR    WITHHELD      Nominees:  Class 2
                                                           James L. Everett, III
1. ELECTION OF DIRECTORS   / /      / /                    Nelson G. Harris
                                                           Carl S. Watts
For, except vote withheld from the following nominee(s)


---------------------------------------------

                                                    FOR     AGAINST     ABSTAIN
2. Approval of the Amendments to the Tasty Baking   / /       / /         / /
   Company Management Stock Purchase Plan.

3. Approval of the selection of Coopers & Lybrand   / /       / /         / /
   L.L.P. as independent public accountants for the fiscal year ending December 27, 1997.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted for proposals 1, 2, and 3 and in accordance with the instructions of the Board of Directors, on all other matters which may properly come before the meeting.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.










SIGNATURE(S)                                          DATE
            -----------------------------------------     ---------------------
(Note: Shareholder's signatures should be exactly as name appears hereon. All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title, and, if more than one, all should sign.)